Exhibit 99.2

THE TILE SHOP DECLARES REGULAR QUARTERLY DIVIDEND

MINNEAPOLIS – July 18, 2017 –The Board of Directors of Tile Shop Holdings, Inc (NASDAQ: TTS), a specialty retailer of manufactured and natural stone tiles, setting and maintenance materials, and related accessories, has declared a quarterly dividend of 5 cents per common share. The dividend is payable August 15, 2017 to shareholders of record at the close of business August 1, 2017.

About The Tile Shop

The Tile Shop (NASDAQ:TTS) is a leading specialty retailer of manufactured and natural stone tiles, setting and maintenance materials, and related accessories in the United States. The Company offers a wide selection of high quality products, exclusive designs, knowledgeable staff and exceptional customer service, in an extensive showroom environment with up to 50 full-room tiled displays which are enhanced by the complimentary Design Studio – a collaborative platform to create customized 3D design renderings to scale, allowing customers to bring their design ideas to life. The Tile Shop currently operates 130 stores in 31 states and the District of Columbia, with an average size of 20,800 square feet and sells products online at www.tileshop.com.

The Tile Shop is a proud member of the American Society of Interior Designers (ASID), National Association of Homebuilders (NAHB), and the National Tile Contractors Association (NTCA). Visit www.tileshop.com. Join The Tile Shop (#thetileshop) on Facebook, Instagram, Pinterest and Twitter.

Contacts:

Investors and Media:

Adam Hauser

763-852-2950

investorrelations@tileshop.com